MasterCard Incorporated Reports
First-Quarter 2016 Financial Results

•	First-quarter net income of $959 million, or $0.86 per diluted share

•	First-quarter net revenue increase of 10%, to $2.4 billion

•	First-quarter gross dollar volume up 13% and purchase volume up 12%

Purchase, NY, April 28, 2016 - MasterCard Incorporated (NYSE: MA) today announced financial results for the first quarter of 2016. The company reported net income of $959 million, a decrease of 6%, or 2% on a currency-neutral basis, and earnings per diluted share of $0.86, down 3%, or up 1% on a currency-neutral basis, versus the year-ago period. As expected, earnings per diluted share were unfavorably impacted by $0.08 due to the non-recurrence of a discrete tax credit and balance sheet remeasurement related to Venezuela in last year’s first quarter.

Net revenue for the first quarter of 2016 was $2.4 billion, a 10% increase versus the same period in 2015. On a currency-neutral basis, net revenue increased 14%. Net revenue growth was driven by the impact of the following:

•	An increase in processed transactions of 14%, to 12.6 billion;

•	A 13% increase in gross dollar volume, on a local currency basis, to $1.1 trillion; and

•	An increase in cross-border volumes of 12%.

These factors were partially offset by an increase in rebates and incentives, primarily due to new and renewed agreements and increased volumes.

Worldwide purchase volume during the quarter was up 12% on a local currency basis versus the first quarter of 2015, to $838 billion. As of March 31, 2016, the company’s customers had issued 2.3 billion MasterCard and Maestro-branded cards.

“The year is off to a good start with solid growth in revenue due to strong volume and transaction levels this quarter,” said Ajay Banga, president and CEO, MasterCard. “We continue to deliver against our strategy, looking to our investments and acquisitions to create a better cardholder experience, supported by a relentless commitment to security. Our encryption and token services are helping to support new ways to pay in an increasingly digital world, while our APT and Pinpoint businesses are helping to drive stronger connections between merchants and their customers.”

Total operating expenses increased 25%, or 29% on a currency-neutral basis, to $1.1 billion during the first quarter of 2016 compared to the same period in 2015. The increase was primarily due to the difference between foreign exchange gains related to currency hedging and balance sheet remeasurement which occurred in last year’s first quarter versus foreign exchange losses on currency hedging in the first

-more-

MasterCard Incorporated - Page 2

quarter of 2016. Additionally, this year’s period included the impact of higher investments to support our strategic initiatives.

Operating income for the first quarter of 2016 was flat, or up 4% on a currency-neutral basis, versus the year-ago period. The company delivered an operating margin of 55.1%.

MasterCard reported other expense of $11 million in the first quarter of 2016, the same as the first quarter of 2015.

MasterCard’s effective tax rate was 28.3% in the first quarter of 2016, versus a rate of 23.9% in the comparable period in 2015. The increase was primarily due to the non-recurrence of a discrete U.S. foreign tax credit benefit which occurred in the first quarter of 2015.

During the first quarter of 2016, MasterCard repurchased approximately 15 million shares of Class A common stock at a cost of almost $1.4 billion. Quarter-to-date through April 21st, the company repurchased an additional 3.0 million shares at a cost of $288 million, with $2.9 billion remaining under current repurchase program authorizations.

First-Quarter Financial Results Conference Call Details

At 9:00 a.m. ET today, the company will host a conference call to discuss its first-quarter financial results.

The dial-in information for this call is 866-393-4306 (within the U.S.) and 734-385-2616 (outside the U.S.), and the passcode is 81063498. A replay of the call will be available for 30 days and can be accessed by dialing 855-859-2056 (within the U.S.) and 404-537-3406 (outside the U.S.), and using passcode 81063498.

This call can also be accessed through the Investor Relations section of the company’s website at  www.mastercard.com/investor.

Non-GAAP Financial Information

The presentation of growth rates on a currency-neutral basis represent a non-GAAP measure and are calculated by remeasuring the prior period’s results using the current period’s exchange rates for both the translational and transactional impacts in our operating results.

About MasterCard Incorporated

MasterCard (NYSE: MA), www.mastercard.com, is a technology company in the global payments industry. We operate the world’s fastest payments processing network, connecting consumers, financial institutions, merchants, governments and businesses in more than 210 countries and territories. MasterCard’s products and solutions make everyday commerce activities - such as shopping, traveling, running a business and managing finances - easier, more secure and more efficient for everyone. Follow

MasterCard Incorporated - Page 3

us on Twitter @MasterCardNews, join the discussion on the Beyond the Transaction Blog and subscribe for the latest news on the Engagement Bureau.

Forward-Looking Statements
This press release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts may be forward-looking statements. When used in this press release, the words “believe”, “expect”, “could”, “may”, “would”, “will”, “trend” and similar words are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements that relate to the MasterCard’s future prospects, developments and business strategies. We caution you to not place undue reliance on these forward-looking statements, as they speak only as of the date they are made. Except for the company’s ongoing obligations under the U.S. federal securities laws, the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events.
Many factors and uncertainties relating to our operations and business environment, all of which are difficult to predict and many of which are outside of our control, influence whether any forward-looking statements can or will be achieved. Any one of those factors could cause our actual results to differ materially from those expressed or implied in writing in any forward-looking statements made by MasterCard or on its behalf, including, but not limited to, the following factors:

•	payments system-related legal and regulatory challenges (including interchange fees, surcharging and the extension of current regulatory activity to additional jurisdictions or products);

•	the impact of preferential or protective government actions;

•	regulation to which we are subject based on our participation in the payments industry;

•	regulation of privacy, data protection and security;

•	the impact of competition in the global payments industry (including disintermediation and pricing pressure);

•	the challenges relating to rapid technological developments and changes;

•	the impact of information security failures, breaches or service disruptions on our business;

•
issues related to our relationships with our customers (including loss of substantial business from significant customers, competitor relationships with our customers and banking industry consolidation);

•	the impact of our relationships with stakeholders, including issuers and acquirers, merchants and governments;

MasterCard Incorporated - Page 4

•	exposure to loss or illiquidity due to settlement guarantees and other significant third-party obligations;

•
the impact of global economic and political events and conditions, including global financial market activity, declines in cross-border activity; negative trends in consumer spending and the effect of adverse currency fluctuation;

•	reputational impact, including impact related to brand perception, account data breaches and fraudulent activity;

•	issues related to acquisition integration, strategic investments and entry into new businesses; and

•	potential or incurred liability and limitations on business resulting from litigation.
For additional information on these and other factors that could cause MasterCard’s actual results to differ materially from expected results, please see the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2015 and any subsequent reports on Forms 10-Q and 8-K.

###

Contacts:

Investor Relations: Barbara Gasper or Matt Lanford, investor.relations@mastercard.com, 914-249-4565
Media Relations: Seth Eisen, Seth.Eisen@mastercard.com, 914-249-3153

MasterCard Incorporated - Page 5

MASTERCARD INCORPORATED
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
	2016	2015
	(in millions, except per share data)
Net Revenue	$2,446	$2,230
Operating Expenses
General and administrative	868	650
Advertising and marketing	135	142
Depreciation and amortization	95	87
Total operating expenses	1,098	879
Operating income	1,348	1,351
Other Income (Expense)
Investment income	10	9
Interest expense	(20)	(17)
Other income (expense), net	(1)	(3)
Total other income (expense)	(11)	(11)
Income before income taxes	1,337	1,340
Income tax expense	378	320
Net Income	$959	$1,020

Basic Earnings per Share	$0.86	$0.89
Basic Weighted-Average Shares Outstanding	1,109	1,148
Diluted Earnings per Share	$0.86	$0.89
Diluted Weighted-Average Shares Outstanding	1,112	1,152

MasterCard Incorporated - Page 6

MASTERCARD INCORPORATED
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	March 31, 2016	December 31, 2015
	(in millions, except per share data)
ASSETS
Cash and cash equivalents	$4,894	$5,747
Restricted cash for litigation settlement	542	541
Investments	1,314	991
Accounts receivable	1,186	1,079
Settlement due from customers	1,020	1,068
Restricted security deposits held for customers	937	895
Prepaid expenses and other current assets	713	663
Total Current Assets	10,606	10,984
Property, plant and equipment, net of accumulated depreciation of $526 and $491, respectively	669	675
Deferred income taxes	353	317
Goodwill	1,886	1,891
Other intangible assets, net of accumulated amortization of $871 and $816, respectively	788	803
Other assets	1,603	1,580
Total Assets	$15,905	$16,250
LIABILITIES AND EQUITY
Accounts payable	$409	$472
Settlement due to customers	849	866
Restricted security deposits held for customers	937	895
Accrued litigation	710	709
Accrued expenses	2,876	2,763
Other current liabilities	659	564
Total Current Liabilities	6,440	6,269
Long-term debt	3,333	3,268
Deferred income taxes	76	79
Other liabilities	545	572
Total Liabilities	10,394	10,188
Commitments and Contingencies
Stockholders’ Equity
Class A common stock, $0.0001 par value; authorized 3,000 shares, 1,372 and 1,370 shares issued and 1,082 and 1,095 outstanding, respectively	—	—
Class B common stock, $0.0001 par value; authorized 1,200 shares, 20 and 21 issued and outstanding, respectively	—	—
Additional paid-in-capital	4,009	4,004
Class A treasury stock, at cost, 291 and 275 shares, respectively	(14,882)	(13,522)
Retained earnings	16,972	16,222
Accumulated other comprehensive income (loss)	(620)	(676)
Total Stockholders’ Equity	5,479	6,028
Non-controlling interests	32	34
Total Equity	5,511	6,062
Total Liabilities and Equity	$15,905	$16,250

MasterCard Incorporated - Page 7

MASTERCARD INCORPORATED
CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
	2016	2015
	(in millions)
Operating Activities
Net income	$959	$1,020
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of customer and merchant incentives	204	184
Depreciation and amortization	95	87
Share-based payments	(40)	(53)
Deferred income taxes	(20)	37
Other	(15)	(37)
Changes in operating assets and liabilities:
Accounts receivable	(87)	(30)
Income taxes receivable	(3)	(63)
Settlement due from customers	69	(108)
Prepaid expenses	(180)	(57)
Accrued litigation and legal settlements	6	(40)
Accounts payable	(75)	1
Settlement due to customers	(41)	158
Accrued expenses	27	(214)
Net change in other assets and liabilities	109	26
Net cash provided by operating activities	1,008	911
Investing Activities
Purchases of investment securities available-for-sale	(446)	(691)
Purchases of other short-term investments held-to-maturity	(60)	—
Proceeds from sales of investment securities available-for-sale	69	84
Proceeds from maturities of investment securities available-for-sale	55	166
Proceeds from maturities of investment securities held-to-maturity	80	—
Acquisition of businesses, net of cash acquired	—	(12)
Purchases of property, plant and equipment	(37)	(31)
Capitalized software	(38)	(26)
Other investing activities	(8)	(9)
Net cash used in investing activities	(385)	(519)
Financing Activities
Purchases of treasury stock	(1,357)	(947)
Dividends paid	(212)	(184)
Tax benefit for share-based payments	22	27
Cash proceeds from exercise of stock options	4	10
Other financing activities	(2)	(6)
Net cash used in financing activities	(1,545)	(1,100)
Effect of exchange rate changes on cash and cash equivalents	69	(222)
Net decrease in cash and cash equivalents	(853)	(930)
Cash and cash equivalents - beginning of period	5,747	5,137
Cash and cash equivalents - end of period	$4,894	$4,207

Non-Cash Investing and Financing Activities
Fair value of assets acquired, net of cash acquired	$—	$13
Fair value of liabilities assumed related to acquisitions	$—	$—

MasterCard Incorporated - Page 8

MASTERCARD INCORPORATED OPERATING PERFORMANCE

	For the 3 Months Ended March 31, 2016
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$350	6.1%	13.2%	$234	12.5%	3,261	$117	14.9%	1,219	535	572
Canada	29	-2.0%	8.6%	27	9.5%	446	2	-4.6%	5	42	49
Europe	316	10.8%	17.7%	218	14.5%	4,857	99	25.4%	796	401	416
Latin America	73	-8.7%	14.4%	42	15.0%	1,482	31	13.6%	238	152	174
Worldwide less United States	769	6.0%	15.0%	521	13.4%	10,046	248	18.5%	2,259	1,131	1,210
United States	372	9.8%	9.8%	316	10.3%	5,773	56	7.0%	337	346	383
Worldwide	1,141	7.2%	13.2%	838	12.2%	15,819	303	16.2%	2,596	1,477	1,593
MasterCard Credit and Charge Programs
Worldwide less United States	423	0.6%	9.1%	387	9.9%	5,774	36	2.1%	178	526	588
United States	170	11.5%	11.5%	162	11.2%	1,843	7	19.0%	9	161	195
Worldwide	593	3.5%	9.8%	549	10.2%	7,617	44	4.5%	187	687	783
MasterCard Debit Programs
Worldwide less United States	345	13.5%	23.0%	134	24.7%	4,272	211	21.9%	2,081	605	622
United States	203	8.5%	8.5%	154	9.5%	3,930	49	5.4%	329	185	188
Worldwide	548	11.6%	17.2%	289	16.1%	8,201	260	18.4%	2,409	790	810
	For the 3 months ended March 31, 2015
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$330	8.9%	15.1%	$220	15.2%	2,681	$110	15.0%	1,025	465	498
Canada	30	2.2%	15.0%	28	17.2%	393	2	-9.6%	5	38	44
Europe	285	-8.5%	15.0%	200	13.1%	3,938	85	19.8%	671	365	382
Latin America	80	-2.9%	15.0%	48	19.2%	1,338	32	9.3%	214	137	157
Worldwide less United States	725	-0.1%	15.1%	496	14.8%	8,350	229	15.6%	1,915	1,005	1,081
United States	339	6.5%	6.5%	287	7.0%	5,117	52	3.7%	326	321	356
Worldwide	1,064	1.9%	12.2%	783	11.8%	13,467	281	13.2%	2,241	1,326	1,436
MasterCard Credit and Charge Programs
Worldwide less United States	421	-1.7%	10.9%	382	12.3%	5,160	39	-1.2%	179	506	569
United States	152	5.3%	5.3%	146	6.1%	1,609	6	-10.2%	7	151	182
Worldwide	573	0.1%	9.4%	528	10.5%	6,770	45	-2.5%	186	658	752
MasterCard Debit Programs
Worldwide less United States	304	2.1%	21.3%	114	24.1%	3,190	190	19.8%	1,736	499	512
United States	187	7.5%	7.5%	141	8.0%	3,507	46	5.9%	319	170	173
Worldwide	491	4.1%	15.7%	255	14.7%	6,697	236	16.8%	2,055	669	685

APMEA = Asia Pacific / Middle East / Africa
Note that the figures in the preceding tables may not sum due to rounding; growth represents change from the comparable year-ago period

MasterCard Incorporated - Page 9

Footnote

The tables set forth the gross dollar volume (“GDV”), purchase volume, cash volume and the number of purchase transactions, cash transactions, accounts and cards on a regional and global basis for MasterCard®-branded and MasterCard Electronic™-branded cards. Growth rates over prior periods are provided for volume-based data.

Debit transactions on Maestro® and Cirrus®-branded cards and transactions involving brands other than MasterCard are not included in the preceding tables.

For purposes of the table: GDV represents purchase volume plus cash volume and includes the impact of balance transfers and convenience checks; “purchase volume” means the aggregate dollar amount of purchases made with MasterCard-branded cards for the relevant period; and “cash volume” means the aggregate dollar amount of cash disbursements obtained with MasterCard-branded cards for the relevant period. The number of cards includes virtual cards, which are MasterCard-branded payment accounts that do not generally have physical cards associated with them.

The MasterCard payment product is comprised of credit, charge and debit programs, and data relating to each type of program is included in the tables. Debit programs include MasterCard-branded debit programs where the primary means of cardholder validation at the point of sale is for cardholders either to sign a sales receipt or enter a PIN. The tables include information with respect to transactions involving MasterCard-branded cards that are not processed by MasterCard and transactions for which MasterCard does not earn significant revenues.

Information denominated in U.S. dollars is calculated by applying an established U.S. dollar/local currency exchange rate for each local currency in which MasterCard volumes are reported. These exchange rates are calculated on a quarterly basis using the average exchange rate for each quarter. MasterCard reports period-over-period rates of change in purchase volume and cash volume on the basis of local currency information, in order to eliminate the impact of changes in the value of foreign currencies against the U.S. dollar in calculating such rates of change.

The data set forth in the GDV, purchase volume, purchase transactions, cash volume and cash transactions columns is provided by MasterCard customers and is subject to verification by MasterCard and partial cross-checking against information provided by MasterCard’s transaction processing systems. The data set forth in the accounts and cards columns is provided by MasterCard customers and is subject to certain limited verification by MasterCard. A portion of the data set forth in the accounts and cards columns reflects the impact of routine portfolio changes among customers and other practices that may lead to over counting of the underlying data in certain circumstances. All data is subject to revision and amendment by MasterCard’s customers subsequent to the date of its release.

In 2015 Q3, several customers purged inactive MasterCard cards and accounts. Data for the comparable periods has been revised to be consistent with this approach.

Performance information for prior periods can be found in the “Investor Relations” section of the MasterCard website at www.mastercard.com/investor.